Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

OM Group Announces Unaudited Financial Information for First Quarter 2005

Cleveland, OH, June 30, 2005 — OM Group, Inc. (NYSE:OMG) today announced unaudited financial information for the first quarter of 2005. The company’s SEC filings have been delayed due to the restatement of prior year financial statements included in the company’s 2003 Form 10-K, which was filed on March 31, 2005. The company filed its 2004 quarterly reports on June 10, 2005. Current plans call for the company’s 2004 Form 10-K to be filed later this summer.

UNAUDITED FINANCIAL INFORMATION

For the first quarter 2005, net sales were $352.1 million and net income was $18.7 million, or $0.65 per diluted share. This compares to net sales of $366.6 million and net income of $48.3 million, or $1.69 per diluted share, for the first quarter of 2004.

Corporate operating expenses in the 2005 first quarter of $8.0 million were lower than the 2004 fourth quarter and down significantly from $20.8 million reported in the first quarter of 2004, which included $9.8 million of special charges related to the shareholder derivative lawsuits and the departure of the company’s former chief financial officer. The company’s total debt at March 31, 2005 totaled $426.9 million and its cash balance was $55.0 million.

R. Louis Schneeberger, chief financial officer, stated, “As anticipated, we experienced a decline in operating profit of nearly $45 million in the first quarter of 2005 due to, among other things, the difference in cobalt prices between 2004 and 2005. In the first quarter of 2004, the company benefited from a sharp rise in cobalt prices at a time when it was processing lower-cost raw materials. In the first quarter of 2005, the opposite occurred, as cobalt prices weakened at a time when the company was processing higher-cost raw materials.”

Schneeberger also pointed out that, “One of our primary 2005 priorities is demonstrating the company’s cash generation potential. In the first quarter of 2005, the company’s operating activities provided cash of $33.8 million versus $13.4 million in the first quarter of 2004. We expect enhanced cash generation to continue throughout the balance of the year.”

BUSINESS SEGMENT RESULTS

Cobalt Group

The cobalt group includes cobalt and other metal-based products. For the first quarter of 2005, net sales were $160.2 million and operating profit was $8.2 million compared to net sales of $164.0 million and operating profit of $51.3 million for the first quarter of 2004. The Metal Bulletin reference price for 99.3% cobalt averaged $17.26 per pound during the first quarter of 2005 versus $24.63 per pound in the 2004 first quarter. A combination of factors, including lower metal prices, inventory reduction in the rechargeable battery market, the scheduled maintenance shutdown of the company’s joint venture smelter located in the Democratic Republic of Congo, and higher-priced raw materials, contributed to this lower operating profit.

Nickel Group

The nickel group includes nickel-based products. For the first quarter of 2005, net sales were $208.0 million and operating profit was $29.3 million as compared to net sales of $222.9 million and operating profit of $44.0 million for the first quarter of 2004. The decline in sales is the result of an 8 percent decline in nickel sales volumes, partially offset by the impact of a slightly higher nickel price. The London Metal Exchange price for nickel averaged $6.96 per pound during the first quarter of 2005 versus $6.68 per pound in the 2004 first quarter. The lower operating profit was due primarily to lower volumes and the impact of a stronger Euro.

OUTLOOK

Schneeberger concluded, “Even though the second quarter will pose many of the same challenges we faced in the first quarter, we believe the second half of 2005 will be stronger than the first half. All signs point to a continuation of strong demand in most cobalt markets and a pick up in rechargeable battery applications. Likewise, the fundamentals in the nickel market indicate the market remains in a supply deficit.

Our plan for the full year 2005 anticipates earnings per diluted share between $2.95 and $3.35, which includes net insurance proceeds of approximately $27 million. The plan is based on an average cobalt price of $15.10 per pound, an average nickel price of $7.13 per pound, the Euro at $1.25 and the Australian dollar at $0.78.”

WEBCAST INFORMATION

The company also announced today that it has scheduled a conference call and live audio broadcast on the Web for 10 a.m. (ET) on June 30, 2005. Investors may access the live audio broadcast by logging on to http://www.omgi.com/investorrelations/webcasts.htm. A copy of management’s presentation materials will be available at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available commencing three hours after the call under Investor Audio Archive.

ABOUT OM GROUP, INC.

OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in North America, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at www.omgi.com.

For more information contact — Greg Griffith, Director of Investor Relations, 216-263-7455

# # #

FORWARD LOOKING STATEMENTS

 The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the completion of the settlements of the shareholder class action and derivative lawsuits filed against the Company, certain of its executives and its directors in a manner that is consistent with the agreements in principle reached with the lead plaintiffs in such lawsuits; the speed and sustainability of price changes in cobalt and nickel; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the effect of our inability to meet our SEC and NYSE filing obligations on a timely basis upon funding availability under our credit facilities or upon debt obligations outstanding; the effect of the Company not completing the testing of its internal control over financial reporting systems such that management of the Company and its independent auditors are unable to report as to such internal control over financial reporting for the year 2004; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting systems pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved, resulting in additional expense; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the company’s products.

OM GROUP, INC.
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Thousands of dollars, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net sales	$352,097	$366,630
Cost of products sold	295,830	253,962

	56,267	112,668
Selling, general and administrative expenses	26,774	38,210

INCOME FROM OPERATIONS	29,493	74,458
OTHER INCOME (EXPENSE)
Interest expense	(9,938)	(9,198)
Foreign exchange loss	(1,204)	(363)
Investment income and other, net	1,908	2,747

	(9,234)	(6,814)
INCOME FROM OPERATIONS BEFORE INCOME
TAXES AND MINORITY INTERESTS	20,259	67,644

Income tax expense	5,111	19,806
Minority interests	(3,530)	(437)

NET INCOME	$18,678	$48,275

Net income per common share — basic:	$0.66	$1.70
Net income per common share — assuming dilution:	$0.65	$1.69

Weighted average shares outstanding (000)
Basic	28,453	28,470
Assuming dilution	28,576	28,587

OM GROUP, INC.
SEGMENT DATA
(Thousands of dollars)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net Sales
Cobalt Group	$160,158	$163,983
Nickel Group	207,960	222,881
Intercompany sales between segments	(16,021)	(20,234)

Total Net Sales	$352,097	$366,630

Operating Profit
Cobalt Group	$8,146	$51,312
Nickel Group	29,348	44,001
Corporate Expenses	(8,001)	(20,855)

Total Operating Profit	$29,493	$74,458

OM GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$55,045	$26,779
Accounts receivable	182,171	160,928
Inventories	410,313	416,267
Advances to suppliers	16,057	32,498
Other current assets	30,943	49,631

Total Current Assets	694,529	686,103

PROPERTY, PLANT AND EQUIPMENT, NET	381,076	390,188

OTHER ASSETS
Goodwill	180,341	180,818
Other assets
	78,296	77,956

TOTAL ASSETS	$1,334,242	$1,335,065

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$5,750	$5,750
Long-term debt in default	400,000	400,000
Accounts payable	120,915	131,999
Retained liabilities of businesses sold	18,373	21,837
Shareholder litigation accrual	92,000	92,000
Other accrued expenses	86,947	82,711

Total Current Liabilities	723,985	734,297

LONG-TERM LIABILITIES
Long-term debt	21,120	24,683
Deferred income taxes	26,848	27,238
Minority interests	40,757	44,287
Other	27,917	28,514

	116,642	124,722

STOCKHOLDERS’ EQUITY	493,615	476,046

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,334,242	$1,335,065

OM GROUP, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
OPERATING ACTIVITIES
Net income	$18,678	$48,275
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,219	13,062
Foreign exchange loss	1,204	363
Minority interests	(3,530)	(437)
Changes in operating assets and liabilities and other, net	5,260	(47,814)

NET CASH PROVIDED BY OPERATING ACTIVITIES	33,831	13,449

INVESTING ACTIVITIES
Expenditures for property, plant and equipment — net	(2,307)	(2,642)
Acquisition of business	—	(3,064)

NET CASH USED IN INVESTING ACTIVITIES	(2,307)	(5,706)

FINANCING ACTIVITIES
Payments of long-term debt with Bank of Sampo	(1,438)	—
Proceeds from exercise of stock options	117	—

NET CASH USED IN FINANCING ACTIVITIES	(1,321)	—

Effect of exchange rate changes on cash and cash equivalents	(1,937)	(895)

Increase in cash and cash equivalents	28,266	6,848

Cash and cash equivalents at beginning of period	26,779	54,719

Cash and cash equivalents at end of period	$55,045	$61,567